Exhibit 99.1

Applied Energetics Next-Generation Laser Architecture Delivers Enhanced Power and Dramatic Beam Quality Improvements, Advancing Longer-Range Counter-Drone Capabilities and Paving the Way for Backpackable Directed Energy Systems

Major Performance Improvements Unlock New Levels of Power, Precision and Portability

TUCSON, AZ / ACCESS Newswire / October 8, 2026 / Applied Energetics, Inc. (OTCQB: AERG), a leader in ultrashort-pulse laser and directed energy technologies, today announced major performance improvements to its ultrashort pulse laser capabilities, successfully validating a next-generation architecture that delivers higher power and significantly improved beam quality.

This milestone marks a pivotal advancement for Applied Energetics, demonstrating performance improvements that the company believes can dramatically expand the capabilities, versatility and operational potential of its proprietary ultrashort-pulse laser technology for its C-sUAS and C-ISR applications.

By combining increased power with substantially improved beam quality, the new architecture enables more effective delivery of laser energy over greater distances. These advances are expected to materially extend the effective range of systems designed to counter Group 1 and Group 2 drones, addressing one of the most urgent and rapidly evolving challenges facing national security organizations.

In another significant development, the architecture supports the technical viability of backpackable laser systems, creating the potential for powerful, highly mobile directed energy capabilities in applications where portability and rapid deployment are mission critical.

“This is a defining moment in the evolution of our technology,” said Chris Donaghey, President and CEO of Applied Energetics. “We have achieved a powerful combination of higher laser output and significantly improved beam quality, two critical factors in extending effective range and expanding operational capabilities. These results validate the strength of our technology platform and reinforce our confidence in its potential to deliver a new generation of directed energy solutions.”

Importantly, Applied Energetics is already translating this breakthrough into tangible progress.

The company is constructing the first prototypes of two systems built around the new architecture: an extended-range counter-drone system designed to address Group 1 and Group 2 threats, and a backpackable laser system intended for select national security applications.

“What makes this achievement especially exciting is that we are moving beyond architectural validation and into the construction of systems designed to demonstrate these capabilities,” Donaghey continued. “We believe we are entering one of the most promising phases of our technology development. With two distinct systems advancing simultaneously, we see tremendous potential to expand the applications of our technology and address increasingly critical national security requirements.”

The rapidly expanding use of small, low-cost drones has fundamentally changed the threat environment, creating growing demand for effective, adaptable and scalable counter-drone solutions. Applied Energetics is developing its ultrashort-pulse laser technology to address these emerging requirements with capabilities designed for a wide range of operational environments.

With a major technology milestone achieved, significant performance gains demonstrated and two prototype systems now under construction, Applied Energetics is building meaningful momentum toward its next generation of directed energy capabilities. To maximize this momentum, the company remains focused on a structured timeline of continuous testing and iterative validation to fully optimize the power outputs and long-range precision achieved thus far.

The company believes these advancements represent an important step forward in realizing the broader potential of its technology and strengthening its position in the evolving directed energy landscape.

Applied Energetics will be attending the Association of the United States Army (AUSA) Annual Meeting & Exposition at the Walter E Washington Convention Center, Washington, DC. October 12-14, 2026.

About Applied Energetics

Applied Energetics, Inc. is a defense technology company specializing in optical fiber-based ultrashort pulse laser (USPL) weapon systems. Engineered for next-generation Counter-small unmanned aerial systems (C-sUAS) mission sets and layered air defense, the company’s high-intensity directed-energy weapons (DEW) are designed to disable or destroy critical ISR sensors on Unmanned Aerial Systems (UAS), AI-driven drone swarms, and autonomous robotic platforms across ground, air, and orbital domains. Backed by a proprietary IP portfolio of 26 patents and 6 pending, the company’s inherently scalable architecture delivers orders-of-magnitude reductions in size, weight, power, and cost (SWaP-C) compared to legacy continuous-wave (CW) systems. This dual-use technology directly supports Scaled Directed Energy (SCADE), one of the Department of War’s six critical technology areas, and positions Applied Energetics for defense prime integration, joint ventures, and commercialization.

Today, AE’s USPL technologies are being designed to offer flexibility, scale, and power, enhancing layered defense strategies to counter emerging threats. As autonomous weapons and robotic warfare increasingly define the battlefield, the ability to defeat sensors within a layered architecture will be critical and it is central to AE’s mission to deliver high-reliability solutions against present and emerging autonomous, AI, and robotic threats.

For more information about Applied Energetics and its innovative technologies, please visit www.appliedenergetics.com.

Applied Energetics, Inc. Investor information contact:

Kevin McGrath, Managing Director
Cameron Associates, Inc.
kevin@cameronassoc.com
T: 646-418-7002

Forward Looking Statements

Certain statements in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements that do not relate solely to the historical or current facts and can be identified by the use of forward-looking words such as “may,” “believe,” “will,” “expect,” “project,” “anticipate,” “estimates,” “plans,” “strategy,” “target,” “prospects,” or “continue,” and words of similar meaning. These forward-looking statements are based on the current plans and expectations of our management and are subject to a number of uncertainties and risks that could significantly affect our current plans and expectations, as well as future results of operations and financial condition and may cause our actual results, performances or achievements to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. We do not assume any obligation to update these forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting such forward-looking statements.

SOURCE: Applied Energetics, Inc.